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                                                                    EXHIBIT 23.1



                        CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors
The Florsheim Shoe Company:

We consent to incorporation by reference in the registration statement on Form S-8 of The Florsheim Shoe Company of our report dated February 2, 1996, except as to note 17, which is as of March 22, 1996, relating to the consolidated balance sheets of The Florsheim Shoe Company and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, cash flows, and shareholders' equity for the years ended December 30, 1995, December 31, 1994 and January 1, 1994 and related schedule, which report appears in the December 30, 1995 annual report on Form 10-K of The Florsheim Shoe Company.



/s/ KPMG Peat Marwick LLP

Chicago, Illinois
June 6, 1996